PRESS RELEASE

GOLDCORP SELLS INTEREST IN MADISON ENTERPRISES CORP.

Toronto, January 23, 2004 - GOLDCORP INC. (GG:NYSE; G:TSX) announces that it has sold 1,415,000 common shares of Madison Enterprises Corp. ("Madison") (MNP:TSX Venture Exchange) to hold 3,353,500 common shares and 2,500,000 common share purchase warrants, or 7.58% of Madison on a partially diluted basis.

These securities are held for investment purposes.

Goldcorp's Red Lake Mine is the richest gold mine in the world. The Company is in excellent financial condition: has NO DEBT, a Large Treasury and Strong Cash Flow and Earnings. GOLDCORP is completely UNHEDGED and pays a dividend twelve times a year. Goldcorp's shares are listed on the New York and Toronto Stock Exchanges under the trading symbols of GG and G, respectively and its options trade on the American Stock Exchange (AMEX), the Chicago Board of Options Exchange (CBOE) and the Pacific Stock Exchange (PCX) in the United States and on the Montreal Exchange (MX) in Canada.

Gold is better than Money, Goldcorp is Gold!

For further information, please contact:	Corporate Office:

Chris Bradbrook	145 King Street West
Vice President, Corporate Development	Suite 2700
Telephone: (416)865-0326	Toronto, Ontario
Fax: (416)361-5741	M5H 1J8
e-mail: info@goldcorp.com	website: www.goldcorp.com